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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 000-18448
                                                ---------

                    American Consolidated Laboratories, Inc.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


                         515 N. Flagler Drive, Ste. 802
                            West Palm Beach, FL 33401
            ---------------------------------------------------------
                        (Address, including zip code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)


                          Common Stock, $.001 par value
                          -----------------------------
            (Title of each class of securities covered by this Form)


                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [X]                Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date:
257
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Pursuant to the requirements of the Securities Exchange Act of 1934, American
Consolidated Laboratories, Inc. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

                               American Consolidated Laboratories, Inc.

Date: January 29, 2008                    By: /s/ Brian Scher
                                       --------------------------------
                                       Interim Secretary